Exhibit 99.1
FOR IMMEDIATE RELEASE:
CONTACTS:

Blair Corporation	Carl Hymans
JUDE DIPPOLD	G.S. Schwartz & Co
CORPORATE COMMUNICATIONS DIRECTOR	212-725-4500
814-728-8040	carlh@schwartz.com
BLAIR SHAREHOLDERS APPROVE MERGER WITH APPLESEED’S TOPCO INC.
WARREN, Pa., (April 24, 2007) — Blair Corporation (Amex: BL), (www.blair.com), a national multi-channel direct marketer of women’s and men’s apparel and home products, today announced that its shareholders have approved a definitive merger agreement with Appleseed’s Topco Inc. at a special meeting of stockholders held in Warren. Under the terms of the merger agreement, Appleseed’s Topco, a portfolio company of Golden Gate Capital, will acquire all of the outstanding shares of Blair’s common stock for $42.50 per share in cash.
Approximately 76% of Blair’s total outstanding shares were voted for the approval of the transaction. Shareholder approval satisfies a required condition to the closing of the transaction.
“Blair shareholders clearly recognize the value of this merger,” said Blair President and Chief Executive Officer Al Lopez. “We look forward to completing the transaction and becoming part of Appleseed’s Topco.”
Pending satisfaction of other customary closing conditions, the transaction is anticipated to close within ten business days, at which time Blair’s common stock will cease trading. Following the close, Blair will operate as a wholly-owned subsidiary of Appleseed’s Topco. It is expected that the combined entity will have annual revenue of over $1.1 billion.
Stephens Inc. served as financial advisor and Patton Boggs, LLP served as legal advisor to Blair Corporation.
About Blair
Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women’s and men’s apparel and home products through direct mail marketing and its Web site www.blair.com. Blair Corporation employs approximately 1,900 associates (worldwide) and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The company, which has annual sales of approximately $425 million, is publicly traded on the American Stock Exchange (Amex: BL). For additional information, please visit http://www.blair.com.

Safe Harbor Statements
This release contains certain statements, including without limitation, statements containing the words “believe,” “plan,” “expect,” “anticipate,” “strive,” and words of similar import relating to future results of the Company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission. The company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.